Exhibit 4.43

Non Judicial

Indian-Non Judicial Stamp
Haryana Government

Date : 21/02/2023

Certificate No.	G0U2023B1783	Stamp Duty Paid : (Rs. Only)	₹ 500
GRN No.	99304976	Penalty : (Rs. Zero Only)	₹ 0

Seller / First Party Detail

Name:	Yatra for business Pvt ltd				
H.No/Floor :	Na	Sector/Ward :	Na	LandMark :	Na
City/Village :	Gurugram	District :	Gurugram	State :	Haryana
Phone:	79******08				

Buyer / Second Party Detail

Name :	Idfc first bank limited				
H.No/Floor :	Na	Sector/Ward :	Na	LandMark :	Na
City/Village:	Gurugram	District :	Gurugram	State :	Haryana
Phone :	79******08				

Purpose : GENERAL AGREEMENT

The authenticity of this document can be verified by scanning this QrCode Through smart phone or on the website https://egrashry.nic.in

This e-Stamp Paper is an integral part of the "Master Facility Agreement" dated 22/02/2023 executed between Yatra For Business Pvt Ltd and IDFC FIRST Bank Limited

For Yatra For Business Private Limited

Authorised Signatory

For Yatra For Business Private Limited

Authorised Signatory

IDFC FIRST Bank

MASTER FACILITY AGREEMENT

THIS MASTER FACILITY AGREEMENT is made and executed on the date and at the place mentioned in Schedule I annexed hereto between the person(s) named in Schedule I hereof ("**the Borrower**") of the **ONE PART.**

AND

IDFC FIRST BANK LIMITED, a company registered under the Companies Act, 2013 and a banking company within the meaning of the Banking Regulation Act, 1949 and having its registered office at KRM Tower, 7th Floor, No.1 Harrington Road, Chetpet, Chennai 600 031 and amongst others, a branch at the place specified in **Schedule I** hereof (hereinafter referred to as **"the Bank"**, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns) of the **OTHER PART.**

WHEREAS at the request of the Borrower, the Bank has sanctioned/agreed to sanction, from time to time, Facilities in terms of the Sanction Letter and upon the terms and conditions set out hereunder.

NOW, THEREFORE, in view of the foregoing and in consideration of the mutual covenants and agreements hereinafter set forth, the Borrower and the Bank agree as follows:

1. **DEFINITIONS AND CONSTRUCTION**

1.1 In this Agreement, unless the context otherwise requires, the following terms wherever used shall have the following meanings:

"Agreement" shall mean this master facility agreement and the Sanction Letter and includes the Schedules as amended from time to time, and forming part of this Agreement.

"Affiliate" in relation to the Borrower means the Holding Company and Subsidiary Company of the Borrower.

"Business Day" shall mean a day other than a public holiday on which the Branch where payment is to be made in relation to the Facilities is open for business.

"Due Date" shall mean the date(s) on which any amounts in respect of the Facilities including principal, interest or any other monies becomes due and payable in terms of this Agreement and/or the other Transaction Documents.

"Event of Default" shall have the meaning assigned to it in Clause 12 of this Agreement.

"Facilities" shall mean the facilities as specified in the Sanction Letter.

"Holding Company" shall have the meaning prescribed to it under the Companies Act, 2013, as amended from time to time.

"Law" shall mean and includes all statutes, enactments, acts of legislature, laws, ordinances, rules, bye-laws, regulations, licenses, notifications, guidelines, policies, directions, directives and orders of any Government, RBI, statutory authority, court, tribunal, board or recognized stock exchange.

"Limits" shall mean the amount up to which the Borrower can draw under the respective Facilities.

"Material Adverse Effect" shall mean the consequence of any event or circumstance which in the sole opinion of the Bank is or is likely to be: (i) adverse to the ability of the Borrower or its Affiliates to perform or comply with its obligations under this Agreement and/or the other Transaction Documents; or (ii) prejudicial to the businesses, operations or financial condition, properties, assets or prospects of the Borrower or its Affiliates.

"Potential Event of Default" shall mean an event which with the giving of notice (if required under the terms of Transaction Documents), lapse of time, determination of materiality, or fulfilment of any other applicable condition or any combination of the foregoing or otherwise, would constitute an Event of Default.

"Product Schedules" means, as the context may require, any or each of the Schedules after Schedule I, which contain additional terms and conditions in relation to specific Limits.

"Sanction Letter" shall mean the sanction letter(s) issued by the Bank to the Borrower in connection with the Facilities and would include any amendments thereto, from time to time by issue of letters in writing by the Bank.

"Schedules" shall mean schedules attached to this Agreement, including the Product Schedule(s).

"Securities" or **"Security"** shall mean a mortgage, hypothecation, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect in favour the Bank to secure the Facilities as mentioned in Sanction Letter.

"Security Cover" shall mean the security cover that Borrower is required to maintain in relation to the Facilities as mentioned in the

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Authorised Signatory

Sanction Letter.

"Subsidiary Company" shall have the meaning prescribed to it under the Companies Act, 2013, as amended from time to time.

"Transaction Documents" include this Agreement, and all other agreements, instruments, undertakings, indentures, deeds, writings, guarantees, letters of comfort and other documents (whether financing, security or otherwise) executed or entered into, or to be executed or entered into, by the Borrower or as the case may be, any other person, in relation, or pertaining, to the transactions contemplated by, or under this Agreement and/or the other Transaction Document, and each such Transaction Document as amended from time to time.

1.2 In this Agreement, unless the contrary intention appears:

(a) A reference to:

an agreement, document, undertaking or deed in writing includes all amendments made thereto from time to time as also all schedules, annexures and appendices thereto.

"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent

(b) the singular includes the plural (and vice versa).

(c) in the event of any disagreement or dispute between the Bank and the Borrower regarding the materiality or reasonableness of any matter including of any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of the Bank as to the materiality or reasonableness of any of the foregoing shall be final and binding on the Borrower.

(d) (i) all capitalised terms used but not specifically defined herein shall have the respective meanings ascribed to them under the relevant Schedule(s) or Sanction Letter; (ii) all capitalised terms used but not specifically defined in a Schedule or Sanction Letter shall have the respective meanings ascribed to them in the main body of this Agreement or in the other relevant Schedule(s).

(e) The Sanction Letter shall be construed as forming integral part of this Agreement. In case of inconsistency between any provision of the main body of the Agreement (including the Schedules) and the Sanction Letter, to the extent of such inconsistency, the provisions of the Sanction Letter shall prevail.

2. AMOUNT AND TERMS OF FACILITY

(a) Subject to the terms of the Transaction Documents, the Bank may extend to the Borrower all or some of the Facilities, for sums not exceeding the overall Limit, as specified in the Sanction Letter.

(b) The Bank shall be entitled to vary at its discretion or at the request of the Borrower, the respective Limits of the Facilities (i.e. increase / decrease or renew) sanctioned to the Borrower, the Margin (if any) and also the overall Limit.

3. DRAWDOWN

(a) Unless otherwise agreed to by the Bank, the Borrower may draw the Facilities only during the availability period in one or more tranches and shall be utilized by the Borrower exclusively for the purpose mentioned in the Sanction Letter **("Purpose")**.

(b) The Bank after the Facilities being drawn by the Borrower within Availability Period, shall send communication to the Borrower as per terms of this Agreement, containing details such as date of Due Date, frequency of repayment, breakup between principal and interest and any other such details in relation to Facilities.

(c) The Bank shall send a communication of repayment schedule to the Borrower as per terms of this Agreement in case of change in Applicable Rate of Interest and/or prepayment(s).

(d) In the event any monies are remaining due and payable by the Borrower to the Bank, whether under this Agreement or other Transaction Documents or otherwise, the Bank may, at its sole discretion, reduce the overall Limits and / or adjust such monies against the respective Limits and all such adjustments shall be treated as drawals by the Borrower.

(e) The Bank may in its discretion or at the request of the Borrower, renew or continue the Facilities or any part thereof for such period and in such terms and in such event all terms as applicable for such Facilities shall mutatis mutandis apply for the rollover/extended portion of the Facilities.

(f) The Bank may, at its discretion, allow drawals beyond the drawing power, by way of temporary facilities for such period as is permitted by the Bank. The Bank reserves its right to suspend such excess drawings without any notice to the Borrower. The Borrower shall repay all such excess drawings on demand unless otherwise specified by the Bank. Till repayment of such excess drawings, the excess drawn amounts shall carry interest at the rate of Revised Applicable Rate of Interest, as stipulated in the Sanction Letter, unless a higher rate has been stipulated by the Bank. All the provisions of the Transaction Documents

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will extend to cover such excess drawings.

4. **INTEREST / COMMISSION / OTHER CHARGES ETC.**

(a) The Borrower shall pay to the Bank interest at Applicable Rate of Interest and/or Applicable Rate of Commission on all outstanding amounts under the Facilities (on fund based/non-fund based facilities, as the case may be) together with all other charges, including prepayment charges, processing fee, documentation charges, cancellation charges and other fee/charges, as is stipulated in the Sanction Letter. The interest rate and commission is subject to variation in consonance with RBI directions, statutory and regulatory requirements, any increase / variation in the un-hedged foreign currency exposure of the Borrower, conditions of money market, availability of loanable funds, internal policy of the Bank, etc.

(b) The Borrower irrevocably acknowledges that any occurrence of breach of terms and conditions of the Transaction Documents shall be deemed to require reassessment of initial credit parameters of the Borrower and as a consequence thereof, the Borrower shall, without demur/protest be liable to pay to the Bank, Revised Applicable Rate of Interest (in lieu of the Applicable Rate of Interest), Modified Applicable Rate of Interest (in lieu of the Applicable Rate of Interest), Modified Applicable Rate of Commission (in lieu of Applicable Rate of Commission) and/or Revised Applicable Commission (in lieu of Applicable Rate of Commission), as may be applicable, from the date of happening/non-happening of the relevant conditions till such conditions are complied with to the satisfaction of the Bank.

(c) The Borrower shall bear all taxes in connection with the Transaction Documents. In the event of the Borrower failing to pay such taxes, the Bank shall be at liberty (but shall not be obliged) to pay the same. The Borrower shall reimburse all sums paid by the Bank in accordance with the provisions contained herein. All payments by the Borrower under the Transaction Documents shall be made free and clear of and without any deduction of tax or levy, except as required under the Law. Any taxes or levy so deducted by the Borrower shall be paid within the statutory time frame AND thereafter within 7 (seven) days of depositing such payment or as provided under Law, whichever is earlier, deliver to the Bank satisfactory evidence that the tax or levy so deducted at source has been duly remitted to the appropriate authority.

(d) The Borrower acknowledges and agrees that the rates of interest/commission payable by it under the provisions of this Agreement are reasonable and that they represent genuine pre-estimates of the loss expected to be incurred by the Bank in the event of non-payment of any monies by the Borrower

(e) The Borrower agrees, acknowledges and confirms that in case of interest payments of Facility, an account will be classified as NPA if the interest applied at specified rates remains overdue for more than 90 (ninety) days.

5. **COMPUTATION OF INTEREST, COMMISSION AND OTHER CHARGES**

(a) All Interest, all commissions, discount and all other charges shall accrue from day to day and when debited to the relevant account shall be calculated on the daily debit balance of such account and which shall be computed on the basis of 365 days a year and the actual number of days elapsed.

(b) The interest and commission on the Facilities will be charged to the respective account, unless specified otherwise, on a monthly basis (and in case of closure of individual Facility account on the day of such closure) and payable by the Borrower.

6. **REPAYMENT**

(a) If the Due Date in respect of any amounts payable under the Facilities falls on a day which is not a Business Day at the place where the payment is to be made, the immediately preceding Business Day shall be the Due Date for such payment.

(b) The Borrower shall reimburse all sums paid and/or expenses incurred by the Bank (including by or on behalf of their representatives / consultants / appraiser) in relation to the Facilities immediately. All such sums shall carry interest from the date of payment till such reimbursement at the Applicable Rate of Interest or such other rate as may be stipulated by the Bank and the Borrower hereby authorizes the Bank to debit any of its account for the aforesaid charged together with interest.

(c) The Borrower agrees, declares and confirms that, notwithstanding any of the provisions of the Indian Contract Act, 1872 or any other Law, or any terms and conditions to the contrary contained in this Agreement, the Bank may, at its absolute discretion, appropriate any payments made by the Borrower under this Agreement or otherwise, towards the dues payable by the Borrower to the Bank under this Agreement and/or other agreements entered into between the Borrower and the Bank and in any manner whatsoever.

(d) Credit for all payments, including by cheque/bank draft will be given only on realization or on the relative Due Date, whichever is later.

(e) Unless otherwise agreed, the Borrower shall not, without the approval of the Bank (which approval may be given subject to such terms and conditions as may be stipulated by the Bank including payment of premium and/or any other charges, plus applicable interest tax or other statutory levy), prepay all the outstanding amounts of the fund based facilities in full or in part, before the Due Dates except where the amounts have been received early in respect of Invoice discounting facility & getting paid to the bank.

IDFC FIRST Bank Ltd. NEW DELHI

For Yatra For Business Private Limited

Authorised Signatory

T. Vaswani

(f) The Borrower agrees, acknowledges and confirms that Bank has appraised about Special Mention Account (SMA) and Non - Performing Assets (NPA) as per RBI guidelines at the time of sanction of Facility which is part of an accepted Sanction Letter and the Borrower has an understanding of classification of SMA / NPA. The examples as mentioned in RBI guidelines are reproduced as below -

Quote:

Example: If due date of a loan account is March 31, 2021, and full dues are not received before the lending institution runs the day-end process for this date, the date of overdue shall be March 31, 2021. If it continues to remain overdue, then this account shall get tagged as SMA-1 upon running day-end process on April 30, 2021 i.e. upon completion of 30 days of being continuously overdue. Accordingly, the date of SMA-1 classification for that account shall be April 30, 2021.

Similarly, if the account continues to remain overdue, it shall get tagged as SMA-2 upon running day-end process on May 30, 2021 and if continues to remain overdue further, it shall get classified as NPA upon running day-end process on June 29, 2021.

Unquote:

Further, the Borrower agrees, acknowledges and confirms that as per RBI guidelines, Facilities in nature of cash credit/overdraft (CC/OD) account is classified as NPA if it is 'out of order'.

In cases where the outstanding balance in the principal operating account is less than the sanctioned limit/drawing power, the account should be treated as 'out of order' if there are no credits continuously for 90 days as on the date of balance sheet or credits are not enough to cover the interest debited during the same period.

It is further clarified that determination of 'out of order' status of CC/OD accounts on a continuous basis, an account shall be treated as 'out of order' if:

i. the outstanding balance in the CC/OD account remains continuously in excess of the sanctioned limit/drawing power for 90 days, or

ii. the outstanding balance in the CC/OD account is less than the sanctioned limit/drawing power but there are no credits continuously for 90 days, or the outstanding balance in the CC/OD account is less than the sanctioned limit/drawing power but credits are not enough to cover the interest debited during the previous 90 days period.

(g) The Bank shall keep Borrower informed about any subsequent changes as per RBI guidelines in relation to above till full repayment of the Facility.

7. **SECURITY**

(i) The Borrower shall furnish the Security as more particularly detailed in the Sanction Letter and in such form and manner to the satisfaction of the Bank and do all such acts necessary for creating and perfecting the Security, for securing the repayment of the Facilities together with all interests, all commissions, costs, charges and expenses and all other monies whatsoever due and payable by the Borrower to the Bank under this Agreement.

(ii) Without prejudice to the provisions contained hereinabove, the Borrower agrees and undertakes to create / cause to create in favour of the Bank such additional security as the Bank may require, from time to time, in the event of:

a. the market value of the security furnished to the Bank falling below the Security Cover; and/or

b. the destruction, depreciation or fall in value of any security available to or the title of any security available to the Bank being unclear, unmarketable or encumbered in the opinion of the Bank; and/or

c. deterioration of credit worthiness of the Borrower/ guarantor(s)/ security providers in the sole opinion of the Bank.

(iii) The Bank shall be entitled to and shall at its sole and absolute discretion change the Security Cover applicable to the Security and the Borrower shall be bound by it notwithstanding any Security Cover earlier agreed to by the Bank.

(iv) The Security given pursuant to this Agreement or under any document in terms of this Agreement otherwise or at any time in future shall be and remain a continuing security to the Bank and accordingly shall:

a. not be discharged by any intermediate payment by the Borrower or any settlement of accounts between the Borrower and the Bank; and

b. be in addition to and not in substitution for or derogation of any other security which the Bank may at any time hold in respect of the indebtedness;

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(v) The Security, indemnities and undertakings given herein shall operate as continuing security, indemnities and undertakings respectively till the Facilities are repaid in full to the satisfaction of the Bank.

8. **REPRESENTATIONS AND WARRANTIES**

(a) The Borrower hereby represents, warrants, assures and confirms as applicable to it, that:

(i) the Borrower has the power and authority to execute, deliver and perform the terms of the Agreement and the same does not conflict with any Law, constitutional document, any other documents to which the Borrower is a party;

(ii) all accounts and financial statements furnished by the Borrower to the Bank have been prepared in accordance with accounting standards and practices in force in India and present true and fair financial position of the Borrower;

(iii) none of the Borrower and its subsidiaries, Affiliates, promoters, directors, partners, proprietor, karta (including other HUF members) and trustee (as applicable) are in default or been included in any list of defaulters or have committed breach of any agreement with any person who has provided loans or deposits or advances or guarantees or other financial facilities to the Borrower or any regulatory or statutory authority;

(iv) no event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Borrower or its Affiliates or to which its assets are subject, which might have a Material Adverse Effect;

(v) all statutory dues and taxes have been paid (save and except as disclosed in writing to the Bank) and there are no claims presently existing or anticipated except as highlighted in the previous Audited results of the Companies reports of the Companies & DRHP Filed;

(vi) there is no pending or threatened scenario for winding up/insolvency, a scheme or arrangement or reconstruction or reconstitution of any kind nor any scenario for appointment of receiver (or similar person);

(vii) the information furnished by the Borrower to the Bank in connection with or for obtaining the Facilities is true, complete and correct and not misleading in any material respect;

(viii) neither the Borrower, nor any person acting on its behalf, has been engaged in (i) corrupt practices, fraudulent practices, collusive practices or coercive practices in connection with the Borrower's business and operations, (ii) money laundering or acted in breach of any Laws relating to money laundering; or (iii) the financing of terrorism;

(ix) all Security created/ to be created by the Borrower or arranged by the Borrower are free from encumbrance except, such charge, lien or encumbrance as intimated in writing to the Bank;

(x) the Facilities are not being availed for any activities relating to producing or consuming Ozone Depleting Substances, in terms of Montreal Protocol to which government of India is a part;

(xi) except to the extent disclosed to the Bank: (i) all the Borrower's contracts or agreements with, or any commitments to, any Affiliates or group companies (if applicable) are on arms' length basis; (ii) (a) where the Borrower is an individual, he/she is not a director or specified near relation of a director of a banking company; (b) where the Borrower is a partnership firm/HUF, none of the partners or members of the HUF is a director or specified near relation of a director of a banking company; and (c) where the Borrower is a joint stock company, none of its directors, except Ms. Neelam Dhawan who is independent Director of ICICI Bank, is a director or specified near relation of a director of a banking company; (iii) (c) where the Borrower is a joint stock company, none of its directors, is a specified near relation of any senior officer of the Bank;

(xii) no director of the Bank is a director, manager, managing agent, employee or guarantor of the Borrower, or of a subsidiary of the Borrower or of the holding company of the Borrower or holds substantial interest in the Borrower or a subsidiary or the holding company of the Borrower and no directors of any other bank holds substantial interest or is interested as director or as a guarantor of the Borrower;

(xiii) that neither the Borrower nor any other person benefiting in any capacity in connection with or from this Agreement and/or any instruments and/or payments thereunder is a Specially Designated National (SDN) and/or otherwise sanctioned, under the sanctions promulgated/issued by India and/or any other country from time to time(collectively, the "**Sanctions**"). This representation will continue to remain valid till the repayment of all amounts under this Agreement and conclusion of the underlying transaction pursuant to the Agreement.

(xiv) all consent, authorization, approval or the like, or license or registration required under Law or granted by any competent authority or regulatory body are maintained throughout the currency of the Facility.

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(b) The Borrower will be deemed to have renewed each of these representation and warranties every time it avails the Facilities under this Agreement and the same shall survive until the Facilities has been repaid in full.

9. CONDITIONS PRECEDENT TO DISBURSEMENT

The Bank shall not be obliged to disburse the Facilities unless and until, the Borrower shall have complied with the disbursement conditions stipulated in the Sanction Letter and/or such other conditions as may be stipulated by the Bank from time to time.

10. COVENANTS AND UNDERTAKINGS OF THE BORROWER

The Borrower undertakes and covenants with the Bank, so long as the Facilities or any part thereof are outstanding, and until the full and final payment of all money owing hereunder as far as applicable to it, it shall:

(a) **Positive Covenants**

(i) Conduct its business in compliance with all Laws.

(ii) Notify the Bank about (a) event or circumstances which constitutes or results in any declarations, representations, warranty, covenants or condition under the Transaction Documents being or becoming incorrect (b) litigation, arbitration or similar proceedings having a Material Adverse Effect (c) any insolvency//bankruptcy application being filed or threatened (d) action taken or threatened against assets of the Borrower (e) loss suffered due to act of god, within a period of two Business Days upon happening of the event or circumstances.

(iii) Purchase and maintain appropriate insurance cover over the assets against all possible risks and intimate the Bank from time to time, details of insurance claims filed and amount received by the Borrower.

(iv) Inform the Bank about any proposed action by the Borrower or action taken by any other person under any insolvency/bankruptcy laws.

(v) File all relevant tax returns and pay all its taxes/duties promptly when due.

(vi) Shall comply with such other conditions as may be stipulated by the Bank from time to time on account of requirement of any Law.

(vii) Ensure all assets that are material to the conduct of its business are in good operating condition, subject to ordinary wear and tear.

(viii) Ensure that the transactions entered into pursuant to the Transaction Documents do not violate any Sanctions, directly or through persons or entities subject to any Sanctions, which may pertain inter alia, to the purpose and/or end use of the Facility, goods manufactured in or originated from/through certain countries, shipment from/to/using certain countries, ports, vessels, liners and/or due to involvement of certain persons and entities.

(ix) Indemnify and keep fully indemnified and hold harmless and save the Bank, its employees or agents against any claims, losses, or damages including litigation expenses whatsoever which may be brought, sustained or incurred by the Bank (and whether paid by the Bank or not) in connection with the Bank granting the Facility including on account of accepting any instructions/notices from the Borrower through fax.e-mail and other electronics modes , without deducting tax and if required to deduction, the same shall be grossed up to the full amount.

(b) **Negative Covenants**

The Borrower covenants and undertakes that, so long as the Facilities or any part thereof are outstanding, and until full and final payment of all moneys owing hereunder, the Borrower shall not, without the prior written consent of the Bank:

(i) Contract, create, incur, assume or suffer to exist any indebtedness, except as otherwise permitted under this Agreement or prepay any indebtedness;

(ii) Not to change the composition of the partners if the Borrower is a partnership firm;

(iii) Pay any commission to its promoters, directors, managers, partners or other persons for furnishing guarantees, counter guarantees or indemnities or for undertaking any other liability in connection with any incurred by the Borrower or in connection with any other obligation undertaken for or by the Borrower;

(iv) In case, the Borrower is a body corporate , recognize or register transfer of shares resulting in change in management control/material chnagein the Borrower's capital made or to be made by the promoters and their associates except as may be permitted by the Bank;

(v) The Borrower shall not induct on its board or analogous body a person, who has been identified as "Willful Defaulter" as per guidelines issued by RBI as director on the board of Borrower. If any director who is willful

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defaulter as per definition above referred is on the board of the Borrower or analogous body or becomes so while being director on the board of the Borrower or analogous body, the Borrower undertakes to get him removed from the board of the Borrower.

(vi) Create or permit to subsist any encumbrance or any type of preferential arrangement (including retention arrangements or escrow arrangements having the effect of granting security), in any form whatsoever on any of its Assets which constitute Securities, or (whether voluntarily or involuntarily) sell, transfer, grant lease or otherwise dispose of or deal with (or agree to do any of the foregoing at any future time), any of the Assets which constitute Securities for the Facility except as may be required in the ordinary course of the business of the Borrower.

(vii) In the event the Borrower is a body corporate, the Borrower shall not without prior written permission of the Bank (i) buy back, cancel, retire, reduce, redeem, re-purchase, purchase or otherwise acquire any of its share capital now or hereafter outstanding, or set aside any funds for the foregoing purposes, or (ii) delist its shares.

(c) **Information Covenants**

The Borrower covenants and undertakes that, so long as the Facilities or any part thereof is outstanding, and until full and final payment of all moneys owing hereunder, the Borrower shall:

(i) Deliver to the Bank: (a) copies of all documents issued by the Borrower to all its creditors (or any general class of them) at the same time as they are issued; (b) such information and records (financial or otherwise) about the Borrower's business, as may be required by the Bank from time to time (c) a certificate from the statutory auditor of the Borrower or independent chartered accountant that the proceeds of the Facility(ies) has been utilized for the Purpose as and when demanded by the Bank; (d) stock and book debt statement at such intervals as may be required by the Bank, from time to time

(ii) Submit to the Bank the information etc. as envisaged under RBI circular No. DBOD.No.BP.BC.94 /08.12.001/2008-09 dated 8th December 2008, as amended/replaced from time to time.

11. RECORDS AND INSPECTION

The Borrower shall keep and maintain in accordance with good business practice and Laws, all statutory books, books of accounts, bank statements / pass books and other records of the Borrower and in particular, maintain records showing the operations and financial conditions of the Borrower and at all times, such records shall be open for inspection by the Bank and/or their authorised representatives and the Borrower shall if so required by the Bank, furnish to the Bank at such intervals as the Bank may request a schedule or copy of all the entries which shall have been made in the said registers. The registers shall clearly indicate which of the assets have been hypothecated / mortgaged / pledged or otherwise charged to the Bank or to any other person/entity.

12. EVENTS OF DEFAULT AND CONSEQUENCES THEREOF

The occurrence of any one or more of the following events, if default is in not made good within a cure period of 10 days, shall constitute an Event of Default under this Agreement; Cure period shall not be applicable for payment related default and default in security perfection.

(i) The Borrower fails to pay/repay any monies in respect of the Facilities on the Due Dates, whether at stated maturity, by acceleration or otherwise;

(i) The Borrower fails to create and/or perfect Security within such period as contemplated under this Agreement and/or other Transaction Documents (including Sanction Letter) or such other period as may be allowed by the Bank at its sole discretion or if the Security is in jeopardy;

(ii) Breach by the Borrower of any statement, representation, warranty, covenant or confirmation made herein or Borrower's proposal / application or in Transaction Documents or otherwise on the part of the Borrower/third party;

(iii) The Borrower suspends or ceases to carry on all or a material part of its business;

(iv) Any other event/material change which may have Material Adverse Effect ;

(v) The Borrower is in breach of any agreement with any person who has provided loans, deposits, advances, guarantees or other financial facilities to the Borrower;

(vi) Any steps taken by the Borrower/security providers/guarantor/Affiliates under the insolvency or bankruptcy Law;

(vii) Any application/petition which is filed by Financial Creditors or if filed by Operational Creditors for an amount of Rs 2.5 Cr & above, which has not been dismissed or settled within 15 days from the date of filing of the application or petition against the Borrower and/or any security provider/guarantor/the Affiliate, as applicable under the Law including bankruptcy or insolvency law or if the Borrower has taken or suffered to be taken any action for its

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reorganization or if a receiver has been appointed over all or any part of the assets of the Borrower/the security provider/the guarantor;

(viii) If any attachment or distress or restraint has been levied on the Borrower's assets/ security provider/the guarantor or any order/certificate has been passed for recovery of dues and such order or judgment is not vacated, discharged or stayed for a period of 30 days, and such judgments or orders involve in the aggregate a liability which could have a Material Adverse Effect;

(ix) Any legal, quasi-legal, administrative, arbitration, mediation, conciliation or other proceedings, claims, actions or governmental investigations of any nature pending against the Borrower or its Affiliates and/or its promoters, directors, partners, proprietor, trustees, and karta (including other HUF members) (as applicable) in management of the Borrower or any of its assets which individually or in the aggregate would, if adversely determined, have a Material Adverse Effect;

(x) The Borrower is unable or has admitted in writing its inability to pay any of its indebtedness as they mature or when due;

(xi) Any consent, authorization, approval or the like, or license of or registration with or declaration to government or statutory or regulatory authority granted to or made by the Borrower is revoked or terminated and is not in full force and effect;

(xii) The Borrower (if an individual) or any of the partners of the Borrower (if a firm) being adjudicated insolvent or taking advantage of Law for the relief of insolvent debtors;

(xiii) The death, lunacy or other disability of the Borrower and/or the third party security provider in case of the Borrower being an individual or death, lunacy or other disability of any of the partners and/or the third party security provider in case if the Borrower is a partnership firm.

(a) Upon occurrence of an Event of Default, the Bank shall be entitled, by a notice, to:

(i) declare the Facilities, together with accrued interest and other monies, to be immediately due and payable and upon such declaration, the same shall become immediately payable by the Borrower;

(ii) declare that all undisbursed portion of the Facilities shall stand cancelled, whereupon the same shall be cancelled;

(iii) exercise any or all rights and recourses available under the Agreement and any Transaction Documents;

(iv) demand that the Borrower to furnish cash collateral in respect all non-fund based Facilities availed by the Borrower but not devolved;

(v) demand that the Borrower to furnish unencumbered collateral (to the satisfaction of the Bank) as a security for the Facility;

(vi) exercise all other remedies as available under the Law.

13. DISCLOSURE

(a) The Borrower agrees that in addition to any other rights enjoyed by the Bank, in the event of the Borrower committing any default, the Bank shall be entitled to disclose to the RBI or any other statutory or regulatory authority or to any other third person, the name/identity of the Borrower and/or its directors/partners/ trustees and the default committed. In case of default in payment of any of the indebtedness to the Bank, the Bank or the RBI will have an unqualified right to disclose or publish the name of the Borrower and/or its directors/partners/trustees as defaulters (including as wilful defaulters) in such manner and through such medium as the Bank and/or the RBI in their absolute discretion may deem fit. The Borrower further agrees that the Bank may, as it deems appropriate and necessary disclose and furnish to TransUnion CIBIL Limited (formerly known as Credit Information Bureau (India) Limited) **("CIBIL")** and any other agency authorized in this behalf by RBI all or any of the following:

(i) information and data relating to the Borrower;

(ii) the information or data relating to the Facilities availed of/to be availed, by the Borrower; and

(iii) the information and details of the default, if any, committed by the Borrower, in discharge of the indebtedness.

(b) The Borrower agrees and undertakes that:

IDFC FIRST Bank Ltd. Express Building ITO NEW DELHI

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(i) CIBIL and any other agency so authorized may use, process the said information and data disclosed by the Bank in the manner as deemed fit by them; and

(ii) CIBIL and any other agency so authorized may furnish for consideration, the processed information and data or products thereof obtained by them, to banks/ financial institutions and other credit grantors or registered users, as may be specified by the RBI in this behalf.

(c) The Bank may at the risk and cost of the Borrower engage one or more person(s) to verify any facts or information furnished by, concerning or pertaining to the Borrower and/or in relation to this Agreement and/or to collect the indebtedness and may furnish to such person(s) documents, information, facts and figures as the Bank thinks fit and may delegate to such person(s) the right and authority to perform and execute all acts, deeds, matters and things connected therewith or incidental thereto as the Bank may think fit. The Bank shall be entitled to carry inspections at such intervals, as it may deem fit.

(d) The Borrower hereby agrees and confirms that the Bank will have the right to disclose and share any information pertaining to the Borrower including, but not limited to, credit facility/ies, constitution, net worth, shareholding of the Borrower with (i) any other bank(s)/financial institution(s) in the form and manner prescribed by the RBI; (ii) any agent, contractor, third party service provider or professional adviser (wherever situate) of the Bank; (iii) any person to (or through) whom the Bank assigns or transfers or novates (or may potentially assign or transfer or novate) all or any of its rights or obligations under this Agreement or Transaction Documents; (iv) any person to whom the Bank is required to make disclosure under the requirements of Law, regulation, guidelines (whether SEBI, RBI etc.) or practice.

14. WAIVER

No delay in exercising or omission to exercise any right, power or remedy accruing to the Bank upon any default or otherwise under this Agreement or the other Transaction Documents shall impair any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of the Bank in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of the Bank in respect of any other default. The rights of the Bank under this Agreement and the other Transaction Documents may be exercised as often as necessary, are cumulative and not exclusive of their rights under the Law and may be waived only in writing and specifically and at the Bank's sole discretion.

15. MISCELLANEOUS

(a) All notices, requests, demands, waivers or other communications under or in connection with this Agreement shall be given in writing. Any such notice or other communication will be deemed to have been duly given and being received if: (a) if by personal delivery on the day after such delivery, (b) if by registered mail, on the third Business Day after the mailing thereof, (c) if by next-day or overnight mail/courier or delivery, on the day delivered, (d) if sent by email/facsimile, when sent (on receipt of a confirmation to the correct facsimile number). Provided, however, that no notice or communication to the Bank shall be effective unless actually received by the Bank. Notices or communication may be made to: (i) the Borrower's address or facsimile number or e-mail id, and (ii) the Bank's address or facsimile number specified in **Schedule I** hereof, or to such other address or facsimile number as may be designated by the Borrower and the Bank in writing to each other.

(b) The entries made in the accounts / account books / records of the Bank maintained in accordance with its usual practice and in compliance with the statutory requirements and/or a statement signed by a designated officer of the Bank, shall be final and binding on the Borrower. Such entries and/or statement shall be prima-facie and conclusive evidence of the existence and amount of obligations of the Borrower as therein recorded in respect of the Facilities.

(c) The Borrower shall not assign or transfer or novate all or any of its rights, benefits or obligations under this Agreement and the other Transaction Documents without the approval of the Bank. The Bank may, at any time, sell, assign or transfer or novate all or any of its rights, benefits and obligations under this Agreement and the other Transaction Documents to any person(s) of the Bank's choice in whole or in part and in such manner and on such terms as the Bank may decide without any reference to the Borrower. In case the Bank assigns a part of a disbursed Facility to any person without the consent of the Borrower, such disbursed portion which has been assigned would constitute a separate and distinct loan and the Borrower shall not raise any objection or defense under Law, including any objection in terms of Order 2 Rule 2 of Code of Civil Procedure, 1908 or otherwise. The Borrower shall, unless otherwise notified by the Bank, continue to make all payments under this Agreement to the Bank and all such payments when made to the Bank shall constitute a full discharge to the Borrower from all its liabilities in respect of such payments.

(d) Without prejudice to the aforesaid provision, the Bank may (at its sole discretion), without notice to the Borrower, share the credit risk of the whole or a part of the Facilities with any other person by way of participation. Notwithstanding such participation, all rights, title, interests, special status and other benefits and privileges enjoyed or conferred upon or held by the Bank under this Agreement and the other Transaction Documents shall remain valid, effective and enforceable by the Bank on the same terms and conditions and the Borrower shall continue to discharge in full all its obligations under this Agreement and the other Transaction Documents to the Bank. The Borrower shall not have and shall not claim any privity of contract with such person on account of any reason whatsoever. Any such sale, assignment or transfer shall conclusively bind the Borrower.

(e) The Bank shall have all the rights of banker's lien and set-off available to it under Law on all securities, documents, title deeds of properties etc. of the Borrower, whether held directly (or have beneficial interest), singly or jointly for all monies which

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may now or hereafter be payable by the Borrower to the Bank for any reason whatsoever. The Bank may at any time combine or consolidate all or any of the accounts held in the Borrower's name or any other account of which the Borrower is the (sole) beneficial owner irrespective of the title or currency of the account.

(f) Any provision of this Agreement or any other Transaction Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability but that shall not invalidate the remaining provisions of this Agreement or any other Transaction Document or affect such provision in any other jurisdiction.

(g) The Borrower hereby agrees and confirms that in case any other person providing any financial assistance to the Borrower imposes any conditions not included herein, or in case any of the terms offered by the Borrower to such person is more favorable to such person than the terms stipulated by, or offered to, the Bank, the Borrower shall promptly inform the Bank of such terms or conditions and such of those terms and conditions as may be considered necessary by the Bank, in its discretion, shall apply to the Facilities as if the Borrower had specifically agreed to such terms and conditions, which terms and conditions shall be deemed to have been expressly incorporated herein.

(h) This Agreement shall become binding on the Borrower and the Bank on and from the date as specified in Schedule I hereof. It shall be in force till all the monies due and payable under this Agreement and the other Transaction Documents are fully paid off by the Borrower to the Bank.

16. JURISDICTION

Subject to the provisions of the Recovery of Debts Due to Banks and Financial Institutions Act, 1993, the Courts/Tribunals in the city where the branch of the Bank is situated shall have exclusive jurisdiction in relation to this Agreement and all matters arising in connection herewith.

Provided that nothing contained in this clause, shall limit the right of the Bank to take proceedings in any other Court or Tribunal of competent jurisdiction, nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not and the Borrower irrevocably submits to and accepts for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such court or tribunal, and the Borrower irrevocably waives any objection it may have now or in the future to the laying of the venue of any proceedings and any claim that any such proceedings have been brought in an inconvenient forum.

For Yatra For Business Private Limited

MAmin

Authorised Signatory

YATRA FOR BUSINESS PRIVATE LIMITED by the hand of Mr/ Ms. Manish Amin and Mr./Ms. — who [has/have] been authorised pursuant to the resolution passed by the Board of Directors at its meeting held on the 13 day of Jun, 2018.

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IDFC FIRST Bank Ltd, NEW DELHI

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SCHEDULE I

1. Date and Place of Execution of the Agreement: 22/02/2023 , Gurugram

2. Borrower(s) Details:
   (a) YATRA FOR BUSINESS PRIVATE LIMITED (CIN No. U72900DL1962PTC003735), a company within the meaning of the Companies Act, 1956/2013, and having its Registered Office at Unit No. 1 Sect – B, PKT-7, Vasant Kunj New Delhi South West Delhi DL 110070 INDIA and, inter alia, an office at Gulf Adiba Plot No.- 272, Phase II, Sec -20, Gurugram, Haryana-122008.
   (b) Facsimile No.:
   (c) E-mail id rohan.mittal@yatra.com

3. Bank's Details:
   (a) Name of the concerned Branch: IDFC FIRST Bank Limited
   (b) Address: Express Building, ITO, Delhi
   (c) Facsimile No.: -

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4. Details of Sanction Letter: Sanction Letter Ref. No. IDFC/CAD/REF/SL/230159 dated 20-02-2023 including any addendums/amendments issued thereto and as may be modified from time to time.

5. Undertaking
   The Borrower hereby unconditionally and irrevocable agrees and undertakes that to comply all terms and conditions as per Sanction Letter Ref. No. IDFC/CAD/REF/SL/230159 dated 20-02-2023 including any addendums/amendments issued thereto and as may be modified from time to time.

6. Other conditions, if any: As per Sanction Letter Ref. No. IDFC/CAD/REF/SL/230159 dated 20-02-2023 including any addendums/amendments issued thereto and as may be modified from time to time.

IN WITNESS WHEREOF the Borrower has hereunto subscribed the day, month and year set out in this Schedule I.

YATRA FOR BUSINESS PRIVATE LIMITED by the hand of Mr./ Ms. Manish Amin and Mr./Ms. — who [has/have] been authorised pursuant to the resolution passed by the Board of Directors at its meeting held on the 13 day of Jun, 20 18.

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Signed and Delivered by the within named IDFC FIRST Bank Limited by the hand of its Authorised Signatory/ Constituted Attorney Mr. Divyajot

168600

IDFC FIRST Bank Limited * WBO, ITO *

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IDFC FIRST Bank Ltd. Express Building ITO NEW DELHI

Schedules to Master Facility Agreement (applicable for secured working capital loans)

Product Schedule - I

ADDITIONAL TERMS AND CONDITIONS FOR BILL/INVOICE DISCOUNTING FACILITY

The Borrower hereby agrees that the Bill/Invoice Discounting facility being granted by the Bank to the Borrower shall be governed by the terms of the Agreement and the additional terms contained herein.

1. **Bill Discounting Facility**

The Bank has, at the request of the Borrower, agreed to negotiate and/ or discount and/or purchase demand /usance / Clean / documentary bills/invoices (hereinafter referred to as **"Bill of Exchange"**) either on documents against acceptance basis or on documents against payment basis which are expressed either in foreign currency or in local currency and clean supported by railway receipts/motor truck receipts/challans/excise gate passes (if applicable) in respect of consignment of goods, drawn by the Borrower on its various upcountry/local clients / foreign clients from time to time for amounts as stated in in the Sanction Letter.

2. **Definitions**

All capitalized terms used but not specifically defined herein shall have the respective meanings ascribed to them under the main body of this Agreement or this Product Schedule, as the case may be.

3. **Borrower's obligations**

The Borrower hereby acknowledges, agrees and undertakes as follows:

3.1 That the Bill of Exchange that may be negotiated and/or discounted by the Bank as aforesaid shall be promptly paid to the Bank together with all interest, costs, charges and expenses due thereon by the drawees thereof. The Borrower hereby agrees that in the event of non-payment of the amounts of such Bill of Exchange together with interest and costs, charges and expenses as aforesaid for any reason whatsoever by the drawee(s), the same shall be duly paid by the Borrower to the Bank on demand. The Borrower hereby authorizes the Bank to debit the Borrower's account (with the Bank) with the amount of such discounted Bill of Exchange together with all interest, commission and all other sums due and payable in connection with the same and all monies as the Bank may become liable to pay or may be called upon to pay hereunder, without serving a notice of dishonour or non- payment of the said Bill of Exchange on the Borrower. In the event of default by the drawee(s) to make payment to the Bank or in case of breach or non-performance or non-observance of the obligations on the part of the drawee(s) of the said Bill of Exchange, the Borrower hereby irrevocably and unconditionally agrees and undertakes to indemnify and keep indemnified the Bank against all losses, costs, charges and expenses together with all legal charges (on actual basis) occasioned to the Bank from time to time.

3.2 That the Bill of Exchange shall bear adequate stamp duty and shall be drawn by the Borrower in conformity with Law, indicating on the face thereof the description and quantity of goods sold, the number and date of the carrier's receipt and any other detail as may be required by the Bank.

3.3 That the Bills of Exchange constitute genuine trade transaction. The receivables (covered by the bills discounted) will not be included in the stock statements submitted to lending bankers for the purpose of calculation of drawing power.

3.4 That the Bills of Exchange discounted through the Bank have not been discounted through any other banks/financial institutions. The Bank shall not be a party to any quality and quantity disputes between Borrower and the drawees.

3.5 That at the time of offering upcountry Bill of Exchange for discount, it shall be accompanied by the transport receipts of transport companies approved by the Borrower together with the relative original invoices and that the documents will be delivered to the drawees only after the Bill of Exchange are accepted.

3.6 That in case of local sales, the Bill of Exchange shall be accompanied by copies of invoice bearing acknowledgments of the purchasers in token of their having received the goods and they shall be offered for discount only after acceptance of Bill of Exchange by the drawees.

3.7 That the Borrower shall ensure that upcountry Bill of Exchange(s) are accepted by the drawee(s) on presentation and retired on due dates. In the event of the Bill of Exchange(s) remaining unaccepted on presentations or unpaid on due dates, the Bank shall be entitled to recover the amount of such Bill of Exchange(s) along with overdue interest and other incidental charges by debiting the Borrower's account maintained with the Bank.

3.8 That the Bank shall be at liberty to not accept cheques drawn on local banks from the drawee(s) in payment of Bill of Exchange drawn on them unless such cheques are tendered at the Bank before clearing hours on due dates. In the event of cheques being received late after clearing hours on due dates, the Bank may treat the relative Bill of Exchange as unpaid and may debit the amounts thereof to the Borrower's account on due dates.

3.9 That the Bank shall be at liberty and entitled to decide in its absolute and sole discretion to approve or reject the parties, on whom Borrower has drawn the Bill of Exchange for discounting purposes. The Borrower shall ensure only authorized signatories of drawees

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duly authorized by corporate resolutions/powers to accept the bills.

3.10 That the Borrower shall abide by such additional terms and conditions as the Bank may stipulate from time to time.

3.11 That upcountry or local Bill of Exchange will not be collected by the Borrower through banks other than the Bank.

3.12 That the Borrower shall furnish to the Bank in advance a list of parties on whom the Borrower intends to draw usance Bill of Exchange for prior approval of the Bank.

3.13 That the rates for discounting the Bill of Exchange will be the same rates as are applicable from time to time.

3.14 That the Bank shall be entitled to charge

(a) Service charges at the rates prescribed by the Bank, from time to time, and out-of-pocket expenses such as telex, telephone registration and postal charges etc.; and

(b) interest at the rate of Revised Applicable Rate of Interest from the due date of payment and in case of returned Bill of Exchange from the due date to the date or reimbursement; provided always the Bank at its discretion shall be entitled to revise the aforesaid charges from time to time. (Rate of interest to be mentioned).

3.15 That the Bank may send the Bill of Exchange either by registered acknowledgement due post or registered post or by ordinary post or by any courier service as is decided by the Bank to any of the offices of the Bank or any of the scheduled banks as included in Schedule II to the Reserve Bank of India Act, 1934 or any other commercial bank and/or co-operative bank or directly to the drawees at the Borrower's risk and responsibility as to the losses, if any, on the Bill of Exchange or the proceeds of the Bill of Exchange or of the goods represented by the Bill of Exchange due to any cause whatsoever and the Borrower agrees to hold the Bank harmless and indemnified from and against all consequences that may arise from its doing so and from and against all losses, charges and expenses in sending the Bill of Exchange accepted under these arrangements in the manner aforesaid.

3.16 That where the Bill of Exchange accepted for collection are drawn on Central / State Government Department / Agencies and /at Public Sector Undertakings and /or Railways and /or other parties and /or Borrower's customers accompanied by either railway receipts shipping documents or other documents evidencing title to goods like, motor receipts or receipt notes, take delivery notes, receipted challans or inspection notes in cases where the railway receipts, shipping documents or motor receipts have been forwarded direct to the concerned drawees / consignees and offered by the Borrower to the Bank for collection, the Borrower shall deposit with the Bank copies or the relevant documents along with the Bill of Exchange signed by the Borrower and invoices evidencing dispatch of goods to the parties mentioned therein.

3.17 That where at the request of the Borrower the Bank has agreed to include in the facilities granted under this Agreement credit sales made by Borrower to the customers of the Borrower whereby finished goods are directly sent to the customers at their request and copies of the relative invoices with or without receipted challans or accepted delivery notes, receipt notes, inspection notes, are tendered by the Borrower to the Bank as evidencing dispatch of finished goods and where under such circumstances or any other circumstances the Borrower receives payment of the Bill of Exchange, the Borrower shall immediately deposit the proceeds of the Bill of Exchange and the sale proceeds of the goods covered by invoices directly received by the Borrower or the agents of the Borrower whether in cash or by cheque or by any other mode of payment in the said Account(s) with the Bank towards payment of the outstandings in respect of the advances granted on the evidence of such invoices.

3.18 That the Borrower shall repay the advances of the Bank within such number of days as may be stipulated by the Bank of the utilization of the advances by the Borrower on each occasion whether or not the payment of the said Bill of Exchange / invoices is received by the Borrower or if the Bill of Exchange are returned unpaid for any reason whatsoever the Bank shall be entitled to debit the Borrower Account with the said amount.

3.19 That the Borrower shall indemnify the Bank and keep the Bank harmless and indemnified at all times against all losses, damages, actions, costs (between Attorney and Client), charges or expenses which may be made against or sustained or incurred by the Bank (and whether paid by the Bank or not) as a result of or in consequence of the Bank having agreed to purchase/ negotiate/ discount/ collect the Bill of Exchange as also as a result of or in consequence of the Bank through any of its respective offices or correspondents in India and elsewhere guaranteeing any irregularities or discrepancies that may be existing in the documents relating to the Bill of Exchange in connection therewith.

3.20 That the Bank shall have first and paramount lien on the Bill of Exchange and the moneys received there under and the goods in course of transit covered by the documents of title to goods or other documents which purport to represent rights of title to goods accompanying the Bill of Exchange shall remain pledged to the Bank and irrespective of the rights of the Bank as pledges of such goods in case of any dispute, the Bank shall also have the Banker's lien on all Bill of Exchange, goods, securities, documents and moneys belonging or purporting to belong to the Borrower for all moneys, claims and demands due or to become due from the Borrower to the Bank.

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3.21 That in case the Bill of Exchange / invoices are passed for payment for a reduced amount, the Borrower authorizes the Bank to accept such reduced payment and the Borrower shall make good the shortage or any loss arising there from and the Bank will not be responsible in any manner whatsoever.

3.22 That where the drawees return unpaid the Bill of Exchange / invoices to the Borrower direct, the Borrower shall immediately on receipt thereof, return the Bill of Exchange/ invoices to the Bank and the acceptance thereof of the Bank shall be without prejudice to its rights of recovery of the amounts covered by the Bill of Exchange / invoices from the Borrower. In respect of any unpaid Bill of Exchange, the Borrower irrevocably and unconditionally waives any requirement for its presentment for payment, noting and/or any type of demur or protest or any other compliance with Law to be made by the Bank. If the any unpaid Bill of Exchanges to be noted/protested/any compliance under Law is to be completed, the Borrower shall ensure compliance of the same. The Borrower shall not hold the Bank responsible for any of these actions.

3.23 Without prejudice to any right that the Bank may have against the Borrower, either under Law or under contract or otherwise, the Borrower hereby irrevocably and unconditionally agrees, undertakes and confirm that the Borrower shall provide all support and assistance to the Bank in case the Bank decides to proceed against the drawer of the Bill of Exchange for recovery of it dues.

The Borrower(s) declares that the Agreement and the Product Schedule was duly read and understood by him/ her/ it prior to affixing signatures(s) hereunder.

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MAmin

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YATRA FOR BUSINESS PRIVATE LIMITED by the hand of Mr./ Ms. Manish Amin and Mr./Ms. – who [has/have] been authorised pursuant to the resolution passed by the Board of Directors at its meeting held on the 13 day of Jun, 20 18.

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MAmin

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IDFC FIRST Bank, Expense Building, ITO, NEW DELHI

Non Judicial

Indian-Non Judicial Stamp
Haryana Government

Date : 21/02/2023

Certificate No.	G0U2023B179		Stamp Duty Paid : (Rs. Only)	₹ 500
GRN No.	99542842		Penalty : (Rs. Zero Only)	₹ 0

Seller / First Party Detail

Name:	Yatra for business Private limited				
H.No/Floor :	4th	Sector/Ward :	20	LandMark :	Gulf adiba plot no 272
City/Village :	Gurugram	District :	Gurugram	State :	Haryana
Phone:	93******66				

Buyer / Second Party Detail

Name :	Idfc first bank ltd				
H.No/Floor :	Na	Sector/Ward :	Na	LandMark :	Na
City/Village:	Na	District :	Na	State :	Na
Phone :	93******66				

Purpose : Agreement General Agreement

The authenticity of this document can be verified by scanning this QrCode Through smart phone or on the website https://egrashry.nic.in

This e-Stamp Paper is an integral part of the unattested Deed of Hypothecation dated executed by Yatra For Business Pvt Ltd in favor of IDFC FIRST Bank Limited.

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UNATTESTED DEED OF HYPOTHECATION

THIS DEED OF HYPOTHECATION (hereinafter referred to as the **"Deed"**), which expression shall include the Schedule(s) hereof and all amendments made from time to time is executed at the day, month, year and place set out in Schedule I hereof by the Borrower.

IN FAVOUR OF

IDFC FIRST BANK LIMITED, a company registered under the Companies Act, 2013 and a banking company within the meaning of the Banking Regulation Act, 1949 and having its registered office at KRM Tower, 7th Floor, No.1 Harrington Road, Chetpet, Chennai 600 031 and amongst others, a branch at the place specified in **Schedule I** hereof (hereinafter referred to as the **"Bank"**, which expression shall, unless it be repugnant to the subject or context thereof, include its successors, novatees and assigns).

WHEREAS

A. Under the loan agreement/master facility agreement entered by and between the Bank and the Borrower (hereinafter referred to as the **"the Agreement"**), the Bank has agreed to grant to the Borrower the Facility(ies) detailed in Schedule I hereto, and the Borrower has agreed to avail from the Bank the Facility(ies) as detailed in Schedule I hereto on terms and conditions as contained in the Agreement and as detailed in Schedule I hereto.

B. One of the conditions of the Agreement is that the payment, repayment or reimbursement, as the case may be, of the principal amounts of the Facility(ies), interest thereon, commission, premium on prepayment, all costs, charges and expenses and other monies owing by, and all other present and future obligations and liabilities of the Borrower to the Bank under the Agreement, all costs, charges and expenses including but not limited to the costs, legal expenses and costs of preserving the securitie and/or enforcement thereof, incurred by the Bank under the Facility (hereinafter collectively referred to as the **"Secured Obligations"**) shall be secured, inter alia, by way of hypothecation over the Assets (as defined below).

C. The Borrower has also agreed that it shall authorise and duly empower the Bank represented through its officers and authorised representatives to take such actions as specified in Clause 4.14 of this Deed to give effect to these presents.

D. In pursuance of the above, the Bank has called upon the Borrower to execute these presents and to create security in favour of the Bank as aforesaid, which the Borrower has agreed to do in the manner hereinafter appearing.

NOW THEREFORE THESE PRESENTS WITNESSETH THAT:

1. Interpretation

1.1 Any capitalised term used in this Deed (including the recitals) but not defined in this Deed shall have the meaning given to it in Schedule I hereto or the Agreement or in any transaction documents executed in connection with the Facility ("Transaction Documents") in which the same may have been defined together with the rules of interpretation, detailed in the Agreement.

1.2 It is hereby expressly agreed by and between the parties hereto, that the obligations of the Borrower shall be governed by the provisions contained in the Agreement as modified or supplemented from time to time, and in the event of there being any inconsistency or repugnancy between the provisions contained in the Agreement and the Deed, the provisions contained in the Agreement as modified or supplemented from time to time shall prevail to the extent of such inconsistency or repugnancy.

2. In pursuance of the Agreement and in consideration of the Bank having lent and advanced and/or agreed to lend and advance the Facility(ies) to the Borrower on the terms and subject to conditions set out in the Agreement, the Borrower has agreed and undertaken to the Bank that it shall duly and punctually pay, repay or reimburse, as the case may be, the Secured Obligations and shall duly observe and perform all the terms and conditions of the Agreement/Transaction Documents.

3. In further pursuance of the Agreement and for the consideration aforesaid, the Borrower doth hereby hypothecate, assets more particularly described in the Schedule I hereto (hereinafter referred to as the **"Assets"**), as and by way of charge hereto in favour of the Bank as security for the due payment, repayment or reimbursement, as the case may be, of the Secured Obligations by the Borrower.

4. In further pursuance of the Agreement and for the consideration aforesaid, the Borrower doth hereby further agree, declare and covenant with the Bank as follows:

4.1 The Borrower shall at its expense and in accordance with good industry practice keep the Assets in marketable and good condition and insure and keep insured the same in the joint names of the Borrower and the Bank against any loss or damage by theft, fire, lightning, earthquake, explosion, riot, strike, civil commotion, storm, tempest, flood, marine risk, erection risk, war risk, sabotage and such other risks as the Bank shall, from time to time, require with an insurance company or companies acceptable to the Bank. Further, the Borrower shall pay all rents, taxes and outgoings in respect of any immoveable property in or on which the Assets may for the time

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being be lying and/or stored and shall keep such property insured against loss or damage by fire and against such other risks as may be required by the Bank. The Borrower shall deliver to the Bank the relevant policies of insurance duly assigned to the Bank/its agent/trustee and maintain such insurance throughout the subsistence of the security and deliver to the Bank the renewal receipts therefor and shall duly and punctually pay all premia and shall not do or suffer to be done or omit to do or be done any act which may invalidate or avoid such insurance. In default of the Borrower to do so the Bank may (but shall not be bound to) keep in good condition and render marketable the Assets and take out/renew such insurance. Any premium paid by the Bank and any costs and expenses incurred by the Bank or any of them shall forthwith on receipt of a notice of demand from the Bank be reimbursed to the Bank together with same rate of interest as mentioned in the Agreement from the date of payment by the Bank and until such reimbursement by the Borrower, the same shall be a charge on the Assets. Without prejudice to the above, the Bank shall have the right to recover the amount due above by debiting any of the account of Borrower maintained with the Bank.

4.2 The Borrower further declares that:

(a) the Assets consist of moveable property not embedded in the earth or permanently fastened, fixed or attached to the earth or to anything permanently fastened or attached to the earth and the Assets will not be permanently attached to the earth so as to change the nature of Assets to immovable property; and

(b) as otherwise permitted under the Transaction Documents, it has not done or knowingly suffered or been party or privy to anything whereby it is in any way prevented from charging, hypothecating, assuring or transferring the Assets to or in favour of the Bank.

4.3 The nominees/representatives of the Bank shall, at the expense of the Borrower, be entitled at all times to enter any place where the Assets may be and inspect, value, insure, superintend the disposal of and take particulars of all or any part of the Assets and check any statement, accounts, reports and information and the Borrower shall render all reasonable assistance in this behalf.

4.4 If an event of default/default under the Facility has occurred and is continuing, the Bank shall be entitled (without any obligation) to have all or any of the Assets valued at the Borrower's expense by an appraiser/valuer to be appointed by the Bank and the Borrower shall pay to the Bank on demand, the fees or other costs, charges and expenses of and incidental to such inspection or valuation (the Bank's statement being conclusive in that regard). Any payment made by the Bank shall, until reimbursement by the Borrower, with interest thereon at Revised Applicable Rate of Interest, also be a charge on the Assets in terms hereof and be deemed to be secured by this Deed.

4.5 The Borrower unconditionally undertakes to take all steps to ensure that such inspections as stated in sub-clauses 4.3 and 4.4 above shall not be disturbed or for any reason prevented, interfered with or stopped except as a result of the application of any law or regulation or other event or circumstances beyond the control of the Borrower and that the Borrower shall (at its own cost and expense) co-operate with such inspections without any demur or protest, including making available such staff as the Bank or its agents may require in connection with such inspection(s).

4.6 The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of, or remove, dismantle or cause or permit to be removed or dismantled any of the Assets from the place presently installed/stored/located or from its premises or divert or cause or permit any of the said Assets to be diverted while in transit to be brought into or stored at the said place/premises, except as may be permitted by the Transaction Documents or except with prior written consent of the Bank or where the Assets are broken, worn out, damaged or have become obsolete, the Borrower may after notifying the Bank replace those Assets with replacement assets of similar type and description and of at least equivalent market value.

4.7 The Borrower shall execute all such deeds, documents and assurances and do all such acts and things as the Bank may require for exercising the rights, powers and authorities hereby conferred on the Bank for effecting and perfecting the security hereby created and shall from time to time and at all times after the security hereby constituted shall become enforceable, execute all such documents and do all such deeds, documents, acts and things as may be necessary for realisation of the Assets and in particular, the Borrower shall execute all transfers, conveyances, assignments and assurances of the Assets, whether to or in favour of the Bank or its nominee(s).

4.8 The Borrower shall, if so required by the Bank, cause, and in default the Bank shall itself cause, a board or boards (with the name of the Bank as the charge-holder legibly or distinctly printed or written thereon to be displayed and maintained in a conspicuous position upon and within the factories and warehouses of the Borrower and at all other places where the Assets may be stored or be lying.

4.9 In respect of goods, movables and other assets stored and held in godowns owned or hired by or let to the Borrower, the Borrower shall provide the Bank and their respective agents and nominees with unimpaired access to its godowns at all times and where the godowns are hired by or let to the Borrower, the Borrower shall furnish to the Bank a letter from the landlords/owners issuing consent to continue such unimpaired access to the godowns by the Bank and its respective nominees and also declaring that notwithstanding any claim for any unpaid rent, the landlords/owners acknowledge the prior claim of the Bank on all the goods, movables and other assets stored and held in their godowns and hypothecated or otherwise charged to the Bank, and that the Bank and its respective

For Yatra For Business Private Limited

MAuih

Authorised Signatory

T.Vish

nominees shall have the right, to remove the goods, movables and other assets so stored and held in the godowns whenever desired by the Bank.

4.10 The Borrower shall realise of all its book debts and receivables comprised in the security of the Assets as and when the same shall become payable and it shall not without the prior written consent of the Bank, release or compound any of such Assets nor shall the Borrower do any act or omission whereby the recovery thereof may be delayed, impeded, prevented or become time-barred.

4.11 The representations and warranties made by the Borrower under the Agreement are deemed to be incorporated herein by reference and are reiterated by the Borrower as of the date of this Deed.

4.12 In the event of any breach or default by the Borrower in the performance of its obligations hereunder or any of the terms, covenants, obligations and conditions stipulated in the Agreement or any amendment(s) thereto and the Transaction Documents executed or that may hereafter be executed by the Borrower in favour of the Bank or in the event of the Borrower failing to pay, repay and/or reimburse, as the case may be, the Secured Obligations or in the event of the charge or the security created in favour of the Bank, having become enforceable for any reason whatsoever, and the Bank or its nominees shall have declared all outstanding amounts as due and payable forthwith under the Agreement/Transaction Documents and/or these presents, the Bank or its nominees shall without any notice and without assigning any reason and at the risk and expense of the Borrower and if necessary as attorney for and in the name of the Borrower be entitled, inter alia, to:-

(a) take charge and/or possession of, seize, recover, receive and remove the Assets without intervention of the court, sell the same by public auction or by private contract or dispatch or consign for realisation, or otherwise dispose of or deal with all or any part of the Assets and to enforce, realise, settle, compromise and deal with any rights or claims relating thereto, without being bound to exercise any of these powers or be liable for any losses in the exercise or non-exercise thereof and without prejudice to the Bank's rights and remedies of suit or otherwise and/or to demand sue for, recover, receive and realise the book-debts and receivables comprised in the security of the Assets, including by reference to arbitration. Notwithstanding that there may be any pending suit or process or other proceeding, the Borrower undertakes to give immediate possession to the nominee(s) of the Bank on demand of the Assets and to transfer, and to deliver to the Bank all relative bills, contracts, securities and documents and the Borrower hereby agrees to accept the Bank's account of sales and realisations as sufficient proof of amounts realised and relative expenses and to pay on demand by the Bank any shortfall or deficiency thereby shown. Provided however that the Bank and its nominees shall not in any way be liable or responsible for any loss, damage or depreciation that the Assets may suffer or sustain on any account whatsoever whilst the same are in possession of the Bank or by reason of exercise or non-exercise of rights and remedies available to the Bank as aforesaid and that all such loss, damage or depreciation shall be wholly to the on the account of the Borrower howsoever the same may have been caused;

(b) exercise any and all powers which a receiver could exercise hereunder or by law;

(c) appoint by writing any person or persons to be a receiver of all or any part of the Assets, from time to time determine the remuneration of the receiver and remove and replace the receiver;

(d) In the event of there being a surplus available pursuant to exercise of rights pursuance to Sub-Clause (a) hereinabove, after payment in full of the balance due to the Bank, it shall be lawful for the Bank to retain and apply the said surplus together with any other money or monies belonging to the Borrower for the time being in the hands of the Bank in or under whatever account as far as the same shall extend against, in, or towards payment or liquidation of any and all other monies which shall be or may become due from the Borrower, whether solely or jointly with any other person or persons, firm or company, to the Bank by way of loans, discounted bills, letters of credit, guarantees, charges or of any other debt or liability including bills, notes, credit and other obligations current though not then due or payable or other demands, legal or equitable, which the Bank may have against the Borrower, or which the law of set off or mutual credit would in any case admit and whether the Borrower shall become or be adjudicated bankrupt or insolvent or be in liquidation or otherwise and interest thereon from the date on which any and all advance or advances in respect thereof shall have been made at the rate or respective rates at which the same shall have been so advanced;

(e) The Borrower shall cause an indication or marking with the name of the Bank and a statement to the effect that the Assets stored, kept or otherwise recorded have been hypothecated in favour of the Bank, distinctly affixed/written/printed thereon to be shown at all times in a conspicuous manner upon on all or any such premises and/or records where the Assets are maintained and/or recorded, during the continuance of the security created hereby; and

(f) The Borrower further expressly agrees that the Bank shall be entitled, at its sole discretion, (i) to adjust, settle, compromise or refer to arbitration any dispute arising under or in connection with any insurance and such adjustment, settlement, compromise and any award made on such arbitration shall be valid and binding on the Borrower; and (ii) to receive all monies payable under any such insurance or under any claim made thereunder and to give a valid receipt therefor, and that the amount so received shall be adjusted towards repayment/payment of amounts in respect of the Secured Facilities and the Borrower shall not raise any question that a larger sum might or ought to have been received or be entitled to dispute liability of the Borrower for the balance remaining due after such adjustment.

For Yatra For Business Private Limited

MAuin

Authorised Signatory

4.13 The Borrower shall not do anything or take any action which is inconsistent with or prejudicial to the right of the Bank quietly to possess and deal with the Assets and to receive the income, profits and benefits thereof without interruption or hindrance by the Borrower or by any person or persons whosoever, and upon the taking of such action, the Bank shall be freed and discharged from or otherwise by the Borrower well and sufficiently saved and kept harmless and indemnified of, from and against claims, demands and encumbrances whatsoever, unless caused by the fraud, gross negligence or willful misconduct of the Bank or that of its officers or employees.

At any time after the security hereby created has become enforceable, whether or not the Bank shall then have entered into or taken possession of the Assets or any part thereof and in addition to the powers hereinbefore conferred upon the Bank after such entry into or taking possession of, the Bank (without any binding obligation) may have a receiver(s) (hereinafter referred to as the **"Receiver"**) appointed of the Assets or any part thereof. The following provisions shall apply to such Receiver:

(a) Unless otherwise directed by the Bank, such Receiver shall have and exercise all powers and authorities vested in the Bank;

(b) Such Receiver shall, in the exercise of his powers, authorities and discretions, conform to the regulations and directions from time to time made and given by the Bank;

(c) The Bank may, from time to time, fix the remuneration of such Receiver and the Borrower shall be liable for the payment of such remuneration;

(d) The Bank may, from time to time and at any time, require such Receiver to give security for the due performance of his duties as such Receiver and may fix the nature and amount of the security to be given to the Bank but the Bank shall not be bound to require such security in any case;

(e) The Bank may pay over to such Receiver any monies constituting part of the security to the intent that the same may be applied for the purpose hereof by such Receiver and the Bank may, from time to time, determine what funds the Receiver shall be at liberty to keep in hand with a view to the performance of his duties as such Receiver; and

(f) Every such Receiver shall be the agent of the Borrower for all purposes and the Borrower alone shall be responsible for his acts and defaults, loss or misconduct and liable on any contract or engagement made or entered into by him and for his remuneration and the Bank shall not incur any liability or responsibility therefor by reason of their making or consenting to his appointment as such Receiver.

4.14 All the Assets and all proceeds and realisations thereof including insurance proceeds and all documents/accounts in which security is created shall always be kept distinguishable and held as the exclusive property of the Bank, specifically appropriated to the security created hereunder and be dealt with only under the directions of the Bank, and the Borrower shall not create any other security interest upon or over the same or any part thereof except in favour of the Bank nor suffer any such security interest to affect the same or any part thereof nor do or allow anything that may prejudice the security created hereunder and the Bank shall be at liberty to incur all costs and expenses as may be necessary to preserve the security and to maintain the same undiminished and claim reimbursement thereof as mentioned in Clause 4.1 above.

4.15 The Borrower hereby covenants with the Bank that it shall, so long as the Secured Obligations remain outstanding, promptly upon acquisition of any other movable assets and/or current assets or upon entering into or executing any other agreement or arrangement inform the Bank and immediately thereafter at its own expense without any demand on the part of the Bank, grant, convey, transfer and assign as and by way of additional security, on the terms of this Deed, for the benefit of the Bank all of the Borrower's rights and benefits to such additional movable assets and/or current assets. Until creation of security by the Borrower in favour of the Bank, the Borrower shall at all times stand seized and possessed of such additional movable assets and/or current assets. Such additional movable assets and/or current assets shall be held by the Borrower in trust for the Bank, until such additional security is created in favour of the Bank.

5. The Borrower shall, whenever required by the Bank, give full particulars to the Bank of all the assets of the Borrower including the Assets viz. the quantity, description and the market value thereof, the place where they are stored for the time being or whether they are in transit and are insured as provided herein and shall furnish and verify all statements, reports, returns, certificates and information from time to time and as required by the Bank and shall furnish and execute all necessary documents to give effect to this security.

6. The security created by or pursuant to this Deed shall be a continuing security for payment, repayment or reimbursement, as the case may be, of the Secured Obligations and shall not effected, impaired or discharged by reason of:

(a) the Facility(ies) being brought to credit at any time or from time to time or renewal from time to time;

(b) the winding up (voluntary or otherwise) or by any merger or amalgamation, reconstruction or otherwise of the Borrower with any other company or takeover of the management or nationalisation of the undertaking of the Borrower;

and shall continue to and remain in full force and effect till such time, the Borrower repays/pays in full the Secured Obligations.

7. The Borrower hereby declares that the Assets are and will at all times be the absolute property of and at the sole disposal of the Borrower and subject to the security created and/or to be created with the specific permission of the Bank be free from any charge,

For Yatra For Business Private Limited

Authorised Signatory

trust, pledge, lien, claim or encumbrance and as to future assets/rights the same shall likewise be unencumbered, absolute and disposable property of the Borrower with full power of disposition over the same.

8. The Borrower irrevocably appoints the Bank and each Receiver to be its attorney with full power of substitution and in its name or otherwise on its behalf to sign, seal, execute, deliver, perfect and do all deeds, instruments, acts and things which may be desirable or necessary or which the Bank or the Receiver shall think proper or expedient for carrying out any obligations imposed on the Borrower hereunder or for exercising any of the powers hereby conferred in connection with any sale or disposition of any part of the Assets or the exercise of any rights in respect thereof or for giving to the Bank the full benefit of the security created herein and so that the appointment hereby made shall operate to confer on the Bank and the Receiver authority to do on behalf of the Borrower anything which it can lawfully do as its attorney and without prejudice to the generality of the foregoing the Borrower has appointed the Bank, inter alia to:

(a) execute and do all acts, deeds and things which the Borrower is authorised to execute and do under the covenants and provisions herein contained.

(b) generally use the name of the Borrower in the exercise of all or any of the powers conferred by these presents or by applicable law on the Bank or any Receiver appointed by the Bank.

(c) execute on behalf of the Borrower such documents and deeds as may be necessary to give effect to the provisions of this Deed and for the preservation, enforcement and realisation of the security created hereby.

The Borrower ratifies and confirms and agrees to ratify and confirm any deed, instrument, act or thing which such attorney or substitute may execute or do.

9. The Borrower shall bear all costs, charges (including stamp duty and registration), levies, duties and expenses as may be required for:

(a) the negotiation, preparation, printing and execution of this Deed and of any document or instrument connected therewith;

(b) the registration of this Deed with the Registrar of Companies, CERSAI and other authorities;

(c) the giving of any legal opinion required by the Bank in connection with this Deed;

(d) any amendment or modification to or waiver under this Deed;

(e) the administration or release of any security created pursuant to any security document;

(f) the enforcement or attempted enforcement of this Deed and of the security hereby created or the protection or defence or perfection thereof;

(g) the recovery of the monies hereby secured;

(h) the defence of all suits and proceedings of whatsoever nature for the enforcement or realisation of the security hereby created or the recovery of such monies or otherwise in connection therewith or in connection with the Assets;

and the Borrower shall reimburse the Bank with all such costs, charges and expenses incurred by the Bank in connection with the aforesaid. Any amount required to be paid by the Borrower and which may have been paid by the Bank shall be reimbursed by the Borrower on demand and shall until reimbursement thereof with interest at the rate of Revised Applicable Rate of Interest, also be a charge on the Assets in terms hereof and be deemed to be secured by this Deed.

10. The Borrower hereby agrees to indemnify the Bank and any receiver, attorney, manager, agent or other person appointed by it from and against all claims, demands, actions and proceedings, losses, damages, costs, charges and expenses that may be suffered, sustained or incurred by the Bank or any such appointee in connection with the protection, defence, perfection and enforcement of the security hereby created or recovery of any monies hereby secured and for all suits and proceedings of whatever nature in relation to any of the aforesaid purposes or in which the Bank may be joined as a party or otherwise involved by reason of existence of the security in its favour.

11. This Deed shall enure to the benefit of the Bank and its successors and assigns. The Borrower however shall have no right to transfer its obligations under this Deed.

12. Nothing herein shall prejudice the rights or remedies of the Bank in respect of any present or future security, guarantee obligation or decree for any indebtedness or liability of the Borrower to the Bank.

13. Any notice or request to be given or made to the Bank or to the Borrower shall be in accordance with the provisions of notice clause as contained in the Agreement.

For Yatra For Business Private Limited

Authorised Signatory

14. All remedies under these presents whether provided herein or conferred by statute, civil law, common law, custom, trade, or usage are cumulative and not alternative and may be enforced successively or concurrently.

15. If for any reason whatever any provision of these presents is or becomes invalid, illegal or unenforceable, the validity of the remaining provisions shall not be affected in any manner.

16. No modification or amendment to these presents and no waiver of any of the terms or conditions hereof, shall be valid or binding unless made in writing and duly executed by all the parties.

17. The Borrower shall not without the prior written consent of the Bank, receive, compound or realise or commit any act with respect to the Assets whereby the recovery thereof is impeded, delayed or prevented.

18. The Borrower agrees to execute on demand by the Bank such further documents as may be required by the Bank in respect of the maintenance or realisation of the security created hereby.

19. This Deed shall be governed by and construed in all respects in accordance with the laws of India.

20. Subject to the provisions of the Recovery of Debts Due to Banks and Financial Institutions Act, 1993, the Courts in the city where the branch of the Bank is situated shall have exclusive jurisdiction in relation to this Deed and all matters arising in connection herewith.

21. Nothing contained in Clause 20, shall limit the right of the Bank to take proceedings in any other court or tribunal of competent jurisdiction, nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not and the Borrower irrevocably submit to and accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such court or tribunal, and the Borrower irrevocably waive any objection it may have now or in the future to the laying of the venue of any proceedings and any claim that any such proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF the Borrower has caused this Deed to be executed on the day, month and year as mentioned in Schedule I hereof.

For Yatra For Business Private Limited

MAmin

Authorised Signatory

YATRA FOR BUSINESS PRIVATE LIMITED by the hand of Mr./ Ms. Manish Amin and Mr./Ms. ______________ who [has/have] been authorised pursuant to the resolution passed by the Board of Directors at its meeting held on the 13 day of Jun, 20 18.

For Yatra For Business Private Limited

MAmin

Authorised Signatory

For Yatra For Business Private Limited

Authorised Signatory

SCHEDULE I

1. Date and Place of Execution of the Deed: 22/02/2023; Gurugram

2. Borrower:
   (a) YATRA FOR BUSINESS PRIVATE LIMITED (CIN No. U72900DL1962PTC003735), a company within the meaning of the Companies Act, 1956/2013, and having its Registered Office at Unit No. 1 Sect – B, PKT-7, Vasant Kunj New Delhi South West Delhi DL 110070 INDIA and, inter alia, an office at Gulf Adiba, Plot No. 272, Phase II Sec-20, Gurugram, Haryana-122008
   (b) Facsimile No.: —
   (c) Email ID: rohan.mittal@yatra.com

For Yatra For Business Private Limited Authorised Signatory

3. Bank's Details:
   (a) Name of the concerned Branch: IDFC FIRST Bank Limited
   (b) Address: ITO, Express Building, Delhi
   (c) Facsimile No.: —

4. Amount of Facility(ies): Working Capital Facilities of Rs. 20.00 Crores (Rupees Twenty Crores Only)

5. Loan Agreement:
   (a) Master Facility Agreement dated 22/02/2023 executed by and between the Borrower and the Bank.

6. Assets

"Assets" shall mean, as the context may permit or require, any or each of the Current Assets, the Moveable Properties and the Receivables.

"Current Assets" shall means the whole of the Borrower's stocks of raw materials, goods-in-process, semi-finished and finished goods, consumable stores and spares and such other movables, including book debts, receivables, bills, whether documentary or dean, both present and future, whether in the possession or under the control of the Borrower or not, whether now lying loose or in cases or which are now lying or stored in or about or shall hereafter from time to time during the continuance of these presents be brought into or upon or be stored or be in or about all the Borrower's factories, premises and godowns wherever situated or wherever else the same may be or be held by any party to the order or disposition of the Borrower or in the course of transit or on high seas or on order or delivery.

"Fixed Deposits" Fixed Deposit opened / to be opened by the Borrower with the Bank from time to time or any replacement / renewal thereto made from time to time.

"Moveable Properties" shall mean the whole of the Borrower's moveable properties (save and except current assets) including its movable plant and machinery, machinery spares, tools and accessories, furniture & fixtures, non-trade receivables and other movables, both present and future, whether in the possession or under the control of the Borrower or not, whether installed or not and whether now lying loose or in cases or which are now lying or stored in or about or shall hereafter from time to time during the continuance of these presents be brought into or upon or be stored or be in or about all the Borrower's factories, premises and godowns wherever situated or wherever else the same may be or be held by any party to the order or disposition of the Borrower or in the course of transit or on high seas or on order or delivery.

"Receivables" shall mean all amounts owing to, and received and/or receivable by, the Borrower and/or any person on its behalf, all book debts, all cash flows and receivables of the Borrower, and all rights, title, interest, benefits, claims and demands whatsoever of the Borrower in, to or in respect of all the aforesaid assets, including but not limited to the Borrower's cash-in-hand, both present and future.

7. Ranking of Charges

The Assets have been hereby hypothecated as and by way of
   a) Exclusive charge on Receivables discounted by IDFC FIRST Bank
   b) First PP charge on entire other Current Assets of the company, both present and future, except exclusively charged to other lenders.
   c) First PP charge on entire Moveable Fixed Assets of the company, both present and future, except exclusively charged to other lenders.
   d) FD margin of 20% of the limit amount to be kept under Bank's lien (exclusive charge)

to be created in favour of:

For Yatra For Business Private Limited

Authorised Signatory

Sl. No.	Name of the lender(s)	Nature of Facility	Amount of Facility
1	IDFC FIRST Bank Limited	Working Capital	Rs.20.00 Crores (Rupees Twenty Crores Only)

For Yatra For Business Private Limited

MAmin

Authorised Signatory

YATRA FOR BUSINESS PRIVATE LIMITED by the hand of Mr./Ms. Manish Amin and Mr./Ms. ________ who [has/have] been authorised pursuant to the resolution passed by the Board of Directors at its meeting held on the 13 day of Jun, 2018.

For Yatra For Business Private Limited

MAmin

Authorised Signatory